================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
                         -
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
 -
[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                  CalMat Co.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
 -
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (4) Date Filed:

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Notes:

                          [LETTERHEAD OF CALMAT CO.]


                                    April 9, 1997



Dear Stockholders:

          You are cordially invited to attend the Annual Meeting of Stockholders on Tuesday, May 27, at 10:00 A.M., in the Pacific Ballroom of the Omni Los Angeles Hotel and Centre, 930 Wilshire Boulevard, Los Angeles, California. Enclosed with this letter is the formal Notice of the Meeting and the related Proxy Statement and Proxy Card.

          We are very pleased that Mr. Denis R. Brown, President and Chief Executive Officer of Pinkerton's, Inc., and Ms. Georgia R. Nelson, President, Edison Mission Energy Americas, who were elected to the Board in January 1997, are nominees for the first time. Mr. William Jenkins, former Chairman of the Board of the Company, who has served as a Director since 1973, and Mr. Grover R. Heyler, who has served as a Director since 1978, will retire from the Board at the expiration of their terms and are not nominees for election this year. We acknowledge the many contributions made by Mr. Jenkins and Mr. Heyler during their tenure on the Board and thank them for their dedication to the Company.

          Please sign, date and return the enclosed Proxy Card in the envelope provided as soon as possible so that your shares can be voted at the Meeting in accordance with your instructions.

                                    Very truly yours,

                                    /s/ A. F. Gerstell

                            YOUR VOTE IS IMPORTANT
                 Please Sign, Date, and Return Your Proxy Card

Table of Contents

Notice of Annual Meeting of Stockholders...........................................    1

* Election of Directors for A Term of One Year.....................................    2
      1997 Nominees for Director...................................................    2
      Stock Holdings of Directors..................................................    4

General Information About the Board................................................    6
      Committees of the Board and Director Compensation............................    6
      Stock Ownership of Certain Beneficial Owners and Management..................    8
      Section 16(a) Beneficial Ownership Reporting Compliance......................    9

Executive Compensation.............................................................    9
      Report of the Compensation Committee.........................................    9
      Compensation Committee Interlocks and Insider Participation..................   12
      Employment Agreements........................................................   12
      Summary Compensation.........................................................   13
      Option Grants for 1996.......................................................   14
      Option Exercises and Year-end Value..........................................   14
      Pension Plans................................................................   15
      Performance Graph............................................................   16

* Ratification of Appointment of Auditors..........................................   17

* 1997 Stockholder Proposals.......................................................   17

Stockholder Proposals for 1998 Proxy...............................................   21

* Other Business...................................................................   21

Proxies and Voting at the Meeting..................................................   22



* Indicates items to be voted on at the Meeting.

                                                                [LOGO OF CALMAT]

--------------------------------------------------------------------------------

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:     Tuesday, May 27, 1997

Time:     10:00 A.M.

Place:    Pacific Ballroom
          Omni Los Angeles Hotel and Centre
          930 Wilshire Boulevard, Los Angeles, California

At the Annual Meeting, the following items will be on the agenda for action by the stockholders:

* To elect thirteen (13) directors to serve during the ensuing year and until their successors are elected or appointed;

* To ratify the selection of Coopers & Lybrand L.L.P. as independent auditors;

*    To act upon two stockholder proposals; and

*    To transact such other business as may properly come before the Meeting.

These items are more fully described in the following pages. Stockholders of record at the close of business (5:00 P.M., Pacific Daylight Time) on April 8, 1997, are entitled to one vote for each share held. A list of these stockholders will be available for inspection during the ten days preceding the Meeting, at the general offices of the Company at 3200 San Fernando Road, Los Angeles, California 90065, during normal business hours. The list will also be available for inspection at the Meeting.

By order of the Board of Directors,



PAUL STANFORD
Secretary

Los Angeles, California
April 9, 1997


This Proxy Statement and its accompanying form of Proxy Card are being mailed beginning on or about April 9, 1997 to stockholders entitled to vote. The CalMat Co. 1996 Annual Report, which includes Financial Statements, is being mailed with this Proxy Statement. A copy of the Company's Annual Report on Form 10-K will be provided without charge to stockholders upon request to the Company at 3200 San Fernando Road, Los Angeles, CA 90065, Attention: Paul Stanford, Secretary, (213) 258-2777.

* Election of Directors for A Term of One Year

     The Board of Directors recommends a vote FOR the following directors of the Company for a term of one year.

     Each of the nominees for director named below is a member of the present Board of Directors. Should one or more of these nominees become unavailable to accept nomination or election as a director, the individuals named as Proxies on the enclosed Proxy Card will vote the shares that they represent for the election of such other person or persons as the Board may recommend, unless the Board reduces the number of directors.

     1997 Nominees for Director

     JOHN C. ARGUE. Of Counsel to the Los Angeles law firm of Argue Pearson Harbison & Myers where he has worked since 1972. He has practiced law since 1957. Mr. Argue is a Director of Avery Dennison, Inc., Coast Savings Financial, Inc., and its subsidiary, Coast Federal Bank. He is a trustee of TCW Funds, Inc., the TCW/DW Family of Funds and Term Trusts 2000, 2002, 2003, and also serves as Chairman of the Rose Hills Foundation and of the Advisory Directors of LAACO, Ltd.

     ARTHUR BROWN. Chairman of the Board, Chief Executive Officer and President of Hecla Mining Company ("Hecla"), producers of gold, silver, lead, zinc and industrial minerals. Prior to being named President in 1986, Mr. Brown served as Hecla's Chief Operating Officer, and Executive Vice President in addition to various other positions as an officer of Hecla. Mr. Brown is also a director of Southern Africa Minerals Corporation, American Colloid Company (an American industrial minerals company), and Idaho Independent Bank.

     DENIS R. BROWN. President and Chief Executive Officer, since 1994, of Pinkerton's, Inc., a global provider of total security services. From 1990 to 1993, Mr. Brown was Chairman and Chief Executive Officer of Concurrent Computer Corporation. Mr. Brown is a director of Pinkerton's, Inc. and Farr Company.

     HARRY M. CONGER. Chairman of the Board, since 1986, of Homestake Mining Company, an international company engaged in gold mining and related activities. Mr. Conger was also Chief Executive Officer of Homestake from 1986 to 1996, and its President from 1982 to 1986. He is also a Director of ASA, Ltd., Baker Hughes, Inc., Pacific Gas and Electric Company, and the National Mining Association. He is also Chairman of the World Gold Council, and a Trustee of the California Institute of Technology.

     RAYBURN S. DEZEMBER. Serves on the boards of Wells Fargo & Co. and Wells Fargo Bank and Tejon Ranch Co. Mr. Dezember is also a Director of The Bakersfield Californian and Bolthouse Farms. He served as Chairman of the Board and Chief Executive Officer of Central Pacific Corp. from 1981 to 1990. He is also a Trustee of Whittier College.

     A. FREDERICK GERSTELL. Chairman of the Board and Chief Executive Officer of the Company. From 1984 to 1988, Mr. Gerstell was President and Chief Operating Officer of the Company. In 1988, he was elected Chief Executive Officer and, in 1991, he was elected Chairman of the Board. From 1981 to 1984, he was President and Chief Operating Officer and a Director of California Portland Cement Company ("CPC"), a predecessor constituent company, and, prior to 1981, a Vice President of CPC. Mr. Gerstell is also a Director of Ameron, Inc.

     RICHARD A. GRANT, JR. Private investor and Co-Trustee of M. B. Scott Trusts. Mr. Grant is also a Co-Trustee of the P.D. Byrne Trust, which owns 296,273 shares of the Company's Common Stock. Mr. Grant is also Secretary, Treasurer and a Trustee of the Dan Murphy Foundation, a nonprofit foundation which owns 3,923,247 shares of the Company's Common Stock.

     WILLIAM T. HUSTON. Chairman of the Board of Watson Land Company since January 1, 1994, formerly known as Watson Industrial Properties, a real estate development company. From 1986 through 1993, Mr. Huston was its Chairman and Chief Executive Officer, and from 1963 to 1985, he was its President and Chief Executive Officer.

     EDWARD A. LANDRY. Senior partner of the Los Angeles law firm of Musick, Peeler & Garrett, where he has practiced law since 1965. The Company retained the services of Musick, Peeler & Garrett during 1996 and has retained such services in 1997. Mr. Landry is a Trustee of the Dan Murphy Foundation, a non-profit foundation, which owns 3,923,247 shares of the Company's Common Stock. He also serves as a trustee for other non-profit foundations.

     THOMAS L. LEE. Has served as Chief Executive Officer, as a Director, and since July 1989 as Chairman of The Newhall Land and Farming Company, a publicly traded California limited partnership. Mr. Lee served as its President and Chief Executive Officer from 1987 to 1989, and as President and Chief Operating Officer from 1985 to 1987. He also is a Director of Wells Fargo & Co. and of Wells Fargo Bank, and a Trustee of California Institute of the Arts.

     THOMAS M. LINDEN. Private investor. Mr. Linden was Executive Vice President and General Manager - Properties Division of the Company from May 1985 through May 1989. Before that time, he was a partner with Smith, Linden and Basso, certified public accountants.

     GEORGIA R. NELSON. President, Edison Mission Energy Americas, and Senior Vice President, Worldwide Operations, Edison Mission Energy, one of the world's largest independent power producers. Prior to 1996, Ms. Nelson was Senior Vice President of Southern California Edison. Prior to 1995, Ms. Nelson was Vice President and Special Assistant to the Chairman and Chief Executive Officer of EIX (Edison International).

     STUART T. PEELER. Petroleum industry consultant and independent oil and gas producer since the beginning of 1989. Mr. Peeler was Chairman of the Board and Chief Executive Officer of Statex Petroleum, Inc., from 1982 through 1989 and was its President from 1983 to 1986. Mr. Peeler is a Director of Chieftain International, Inc., Chieftain International Funding Corp., and Homestake Mining Company. He is also a Trustee of the J. Paul Getty Trust.

     Stock Holdings of Directors

     The following table shows shares of the Company's Common Stock beneficially owned by each current director and nominee.

                                                                                 Shares of Company
                                                                First Became     Stock Beneficially
                                       Position with                 a              Owned as of          Percent
Name of Nominee              Age         Company                  Director       February 18, 1997(a)    of Class
-------------------------------------------------------------------------------------------------------------------------
John C. Argue                 65         Director                    1990              6,000(b)              *
-------------------------------------------------------------------------------------------------------------------------
Arthur Brown                  56         Director                    1994              3,500(c)              *
-------------------------------------------------------------------------------------------------------------------------
Denis R. Brown                57         Director                    1997                -0-                 *
-------------------------------------------------------------------------------------------------------------------------
Harry M. Conger               66         Director                    1981(d)           9,500(b)              *
-------------------------------------------------------------------------------------------------------------------------
Rayburn S. Dezember           66         Director                    1989              8,100(b)(e)           *
-------------------------------------------------------------------------------------------------------------------------
A. Frederick Gerstell         59         Chairman of the Board,      1981(d)         352,182(f)            1.49
                                         CEO, and Director
-------------------------------------------------------------------------------------------------------------------------
Richard A. Grant, Jr.         57         Director                    1972(d)          37,000(g)              *
-------------------------------------------------------------------------------------------------------------------------
Grover R. Heyler**            70         Director                    1978              6,500(b)              *
-------------------------------------------------------------------------------------------------------------------------
William T. Huston             69         Director                    1978              6,580(b)              *
-------------------------------------------------------------------------------------------------------------------------
William Jenkins**             77         Director                    1973             54,334(b)              *
-------------------------------------------------------------------------------------------------------------------------
Edward A. Landry              57         Director                    1994              4,750(h)              *
-------------------------------------------------------------------------------------------------------------------------
Thomas L. Lee                 54         Director                    1990              7,500(b)              *
-------------------------------------------------------------------------------------------------------------------------
Thomas M. Linden              53         Director                    1978            583,470(i)            2.51
-------------------------------------------------------------------------------------------------------------------------
Georgia R. Nelson             47         Director                    1997                -0-                 *
-------------------------------------------------------------------------------------------------------------------------
Stuart T. Peeler              67         Director                    1966(d)          20,500(b)              *
-------------------------------------------------------------------------------------------------------------------------
* Less than 1%
** Mr. Heyler and Mr. Jenkins will retire from the Board at the expiration of their terms, concurrently with the election of directors, at which time the full Board size will be reduced from 15 to 13 directors.
-------------------------------------------------------------------------------------------------------------------------

(a) Unless otherwise indicated, the beneficial owner (within the meaning of the rules of the Securities and Exchange Commission) of the shares shown has sole voting and investment power, subject to applicable community property laws.

(b) Of the shares shown, 4,500 are shares that the director has the right to acquire under the director's stock option agreements.

(c) Of the shares shown, 2,250 are shares that the director has the right to acquire under the director's stock option agreements.

(d) Includes service as a director of CPC. Each of these nominees for director became a director upon formation of the Company in 1984 by the combination of CPC and Conrock Co.

(e) Mr. Dezember has shared voting and investment power with respect to 3,600 of the shares shown. The shares are held in a family trust, of which Mr. Dezember and his wife are Co-Trustees.

(f) Of the shares shown, 317,500 are shares that Mr. Gerstell has the right to acquire under stock option agreements.

(g) Does not include, and Mr. Grant disclaims any beneficial interest in, the 3,923,247 shares owned by the Dan Murphy Foundation, of which he is Secretary, Treasurer and a Trustee, and the 296,273 shares owned by the P.D. Byrne Trust, of which he is a Co-Trustee. Mr. Grant also disclaims any beneficial interest in the 4,000 shares owned by one of his children, also not shown, who still shares his household. Included in the shares shown are 4,500 shares which Mr. Grant has the right to acquire under the director's stock option agreements.

(h) Does not include, and Mr. Landry disclaims any beneficial interest in, the 3,923,247 shares owned by the Dan Murphy Foundation, of which he is a Trustee, and the 1,868 shares held in the Philip Marlow Trust, of which he is a Trustee. Of the shares shown, 2,250 are shares which Mr. Landry has the right to acquire under the director's stock option agreements.

(i) Mr. Linden has shared voting and investment power with respect to 218,204 shares of the shares shown. Mr. Linden disclaims beneficial ownership with respect to the 167,798 shares held by the R.F. and D.A. Ingold Trust, of which he is a Co-Trustee, which are not shown. Of the shares shown, 4,500 are shares which Mr. Linden has the right to acquire under the director's stock option agreements.

General Information About the Board

     Committees of the Board and Director Compensation

     During 1996, the Board of Directors met eight times. Directors who are not Company employees were paid a quarterly retainer fee of $4,000 for service on the Board -- $4,500 if the director also served as a Committee Chairman. In addition, non-employee directors were paid a fee of $1,200 for each Board meeting and $800 for each Committee meeting attended.

     The Board of Directors has an Audit Committee, a Management Development and Compensation Committee, a Nominating Committee, a Finance Committee, an Executive Committee, and a Property Committee. During 1996, the Audit, Finance, Nominating and Property Committees each met three times. The Management Development and Compensation Committee met seven times. The Executive Committee met once. All directors attended at least 75% of all meetings of the Board and any committees on which they served.

     Audit Committee

     The Audit Committee recommends the selection of independent auditors and approves their fee arrangement. The Audit Committee reviews the plan and scope of the audit and the resulting audit report and management letter. The Audit Committee also monitors the Company's ethics programs and other compliance policies, and discusses with management and the outside auditors the effect of recently issued accounting standards on the Company's financial statements.

     1996 Members
     John C. Argue, Chairman             William Jenkins
     Grover R. Heyler                    Edward A. Landry
     William T. Huston                   Stuart T. Peeler

     Management Development and Compensation Committee

     The Management Development and Compensation Committee ("Compensation Committee") approves and recommends to the Board of Directors director compensation, remuneration for senior management of the Company, and the adoption of any compensation plans. The Compensation Committee also makes recommendations to the Board concerning succession planning and management development policies for the Company. The Compensation Committee's Stock Option Sub-Committee approves the granting of stock options or other benefits under stock option plans.

     1996 Members
     Stuart T. Peeler, Chairman*         Harry M. Conger*
     John C. Argue*                      Thomas L. Lee*
     Arthur Brown                        Thomas M. Linden

     *Also members of the Stock Option Sub-Committee.

     Nominating Committee

     The Nominating Committee recommends to the Board of Directors nominees to fill Board vacancies, and a slate of nominees for election at the Annual Meeting of Stockholders. The Nominating Committee has no formal procedures for consideration of recommendations for nominees which may be submitted by stockholders.

     1996 Members
     Thomas L. Lee, Chairman             Grover R. Heyler
     Harry M. Conger                     William T. Huston
     Richard A. Grant, Jr.

     Finance Committee

     The Finance Committee monitors the performance of investments in the Company's pension plans and selects and recommends managers, financial advisors and trustees for pension fund investments. The Finance Committee also reviews and makes recommendations regarding the structure of Company indebtedness, specific major borrowings, the Company's debt-to-equity ratio and the relationship of long-term debt to short-term debt.

     1996 Members
     Richard A. Grant, Jr., Chairman     Grover R. Heyler
     Arthur Brown                        William Jenkins
     Rayburn S. Dezember                 Thomas M. Linden

     Executive Committee

     The Executive Committee reviews and makes recommendations regarding corporate objectives and policies, the Company's long-range plan, major Company acquisitions or divestitures and the Company's dividend policy. When necessary, the Executive Committee may act in lieu of the Board of Directors, exercising all the powers of the Board of Directors in the management of the business and affairs of the Company, except where limited by Section 141 of the Delaware General Corporation Law.

     1996 Members
     A. Frederick Gerstell, Chairman     Thomas L. Lee
     John C. Argue                       Thomas M. Linden
     Harry M. Conger                     Stuart T. Peeler
     Richard A. Grant, Jr.

     Property Committee

     The Property Committee oversees the development and disposition of the Company's real estate.

     1996 Members
     Rayburn S. Dezember, Chairman       Edward A. Landry
     John C. Argue                       Thomas L. Lee
     William T. Huston                   Thomas M. Linden

     Stock Ownership of Certain Beneficial Owners and Management

     The following shows information (i) as of December 31, 1996 with respect to the only persons known to the Company to be the beneficial owners of more than 5% of the Company's outstanding stock, based on the Company's records and a review of filings made pursuant to Sections 13 and 16 of the Securities Exchange Act of 1934 (the "Exchange Act"); and (ii) as of March 21, 1997 for the officers named in this Proxy Statement under the caption "Executive Compensation" and for directors and executive officers as a group. Unless noted otherwise, beneficial owners listed have sole voting and investment power with respect to the shares reported.

 ------------------------------------------------------------------------------------------------------------
                Name and Address of                                       Amount and Nature of     Percent of
                 Beneficial Owner                                         Beneficial Ownership       Class
-------------------------------------------------------------------------------------------------------------
Dan Murphy Foundation                                                    3,923,247  shares              16.88
          Post Office Box 711267
          Los Angeles, CA 90071
-------------------------------------------------------------------------------------------------------------
A. Frederick Gerstell                                                    352,182  shares(a)              1.49
    Chairman of the Board, Chief Executive Officer
    and Director
-------------------------------------------------------------------------------------------------------------
R. Bruce Rieser                                                          14,750  shares(a)                (b)
    President and Chief Operating Officer
-------------------------------------------------------------------------------------------------------------
Scott J Wilcott                                                          135,865  shares(a)               (b)
    Executive Vice President, Law and Property
-------------------------------------------------------------------------------------------------------------
H. James Gallagher                                                       51,750  shares(a)                (b)
    Executive Vice President - Finance, Chief Financial Officer and
    Treasurer
-------------------------------------------------------------------------------------------------------------
Paul Stanford                                                            62,811  shares(a)                (b)
    Executive Vice President, General Counsel and Secretary
-------------------------------------------------------------------------------------------------------------
Directors and executive officers as a group (19 persons)                 1,405,492  shares(a)            5.97
-------------------------------------------------------------------------------------------------------------

(a) The amounts shown include the following shares that may be acquired within 60 days pursuant to outstanding stock option grants: A. Frederick Gerstell, 317,500 shares; R. Bruce Rieser, 13,750 shares; Scott J Wilcott, 126,536 shares; H. James Gallagher, 47,750 shares; Paul Stanford, 62,286 shares; and all directors and executive officers as a group, 655,822 shares.

(b)     Less than 1%.

     Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires the Company's directors, designated Section 16 officers and persons who own more than 10% of the Company's Common Stock (collectively "Reporting Persons") to file reports of ownership and changes in ownership of the Company's Common Stock. Reporting Persons are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports they file.

     To the Company's knowledge, based solely on its review of copies of such reports furnished to the Company and written statements of its directors and executive officers to the effect that no other reports were required to be filed during the 1996 fiscal year, all Section 16(a) filing requirements applicable to its directors, executive officers and 10% owners were complied with, except that Mr. Landry filed a late report with respect to stock purchased for his 401(k) account.

Executive Compensation

     The Executive Compensation section of this Proxy Statement includes (i) the Report of the Compensation Committee, (ii) a discussion of certain Employment Agreements entered into by the Company with certain executives, (iii) a Summary Compensation Table that shows the compensation paid or accrued to the named individuals by the Company during the fiscal years ended December 31, 1996, 1995 and 1994, (iv) an Option Grants table and an Option Exercises and Year-End Value table that show grants and exercises during the last fiscal year with year-end information regarding outstanding options, (v) a discussion of Pension Plan benefits in effect for the named individuals for 1996; and (vi) a Performance Graph of the Company's stock performance during the last five fiscal years compared to the stock performance of the Company's peer group and others during the same period.

     Report of the Compensation Committee

     Compensation Policies for Executive Officers of the Company

     The Compensation Committee is responsible for setting and administering all policies that govern salaries, salary increases, and bonuses for the Company's executive officers and key managerial employees for approval by the Company's Board of Directors. In 1996, the Compensation Committee met seven times.

     The Compensation Committee's purpose is to ensure that the Company is able to attract and retain well-qualified executives who will manage the Company for the benefit of stockholders and contribute to the Company's success. The policy of the Compensation Committee is to provide compensation to executive-level officers that is appropriate to each executive officer's level of responsibility, and will both reward the executive for past performance and provide an incentive to the executive for future performance.

     1996 Compensation and Bonuses - Executive Officers

     The primary focus of the Compensation Committee in making its compensation decisions for executive officers in fiscal 1996 was its subjective review of each executive officer's individual performance. The Compensation Committee did not establish predetermined performance standards for executive officers, but rather reviewed each executive officer's individual performance in the context of the Company. In making this evaluation, the Compensation Committee considered the earnings performance of the Company and evaluated whether the specific performance of the area over which an executive officer had control contributed to the earnings performance or otherwise supported the Company's overall performance. The Compensation Committee also reviewed the individual performance of the executive in the executive's role as a manager and leader within the Company.

     Additionally, as part of its subjective determination of the appropriateness of salary with regard to an executive's level of responsibility, the Compensation Committee reviewed salary surveys of companies within the Company's peer group of ten U.S. companies within the sand, gravel and mining industry. In reviewing these peer industry surveys, the Compensation Committee primarily considered the level of compensation being paid to executives with similar responsibilities in comparable businesses with similar business cycles. For example, the Compensation Committee especially considered the surveys of mining companies whose business cycles, like the Company's, are tied to the construction industry. The Compensation Committee also reviewed professional surveys of non-industry related companies, primarily in California, which have comparable revenue, location density in California, and number of employees. In reviewing these non-industry surveys, the Compensation Committee considered the compensation being paid to executives with similar responsibilities in similarly-sized California companies, with a heavier focus on Southern California companies, so as to determine competitive wages within the geographic region. The professional surveys reviewed include surveys produced by William M. Mercer, Inc., Towers Perrin, and Watson Wyatt. The Compensation Committee did not target any predetermined relationship between the salaries of the Company's executives and those of the executives of the surveyed companies. In 1996, the named executive officers as a group received salaries that were at or above the mean for executive officers in their peer group and at or above the mean for executives within nonindustry-related comparable companies in California.

     After its evaluation of these factors, the Compensation Committee subjectively determined the appropriate level of compensation to be paid.

     The Compensation Committee also oversees the Company's bonus plan, which the Company uses to reward individual employee performance for the prior year. In January 1996, the Company's Economic Value Added ("EVA(R)") Incentive Compensation Program was adopted to provide key employees with an incentive based upon increase in stockholder value. All bonuses awarded to executive officers (except for the limited "discretionary bonus" described below) are now determined based on improvement in EVA(R).

     At the beginning of the year, target bonuses, expressed as a percentage of an executive's base salary, were established using competitive information obtained from compensation surveys for key positions. Actual payouts were determined by multiplying the Target Bonus by a bonus multiple. The multiple was derived by comparing target and actual EVA(R) for the year, adjusted by a "leverage factor" that reflects the expected variability of the Company's performance based on historical factors. In 1996, corporate participants were evaluated based on improvement in EVA(R) for the Company as a whole, and business unit participants were evaluated based on improvement in their business unit's EVA(R). All management participants in the Incentive Program were also eligible for a discretionary bonus of up to ten percent (10%) of their Target Bonus, based on individual achievement, irrespective of EVA(R) performance.

     1996 Compensation and Bonus - Chief Executive Officer

     In 1996, the Compensation Committee determined the compensation for the CEO by subjectively evaluating his performance with regard to the performance of the Company as a whole. The Compensation Committee did not predetermine performance goals for the CEO, but subjectively evaluated his performance in the following areas: (i) establishment of clear and sound objectives;
     (ii) achievement of those objectives; (iii) creation of overall management strength; (iv) development of successor management; and (v) communication with the Board of Directors and senior management. Additionally, the Compensation Committee considered particular accomplishments of the CEO in 1996, which have contributed to long-term stockholder value. Specifically, the Compensation Committee subjectively evaluated the following accomplishments: maintaining profitability, success in reducing costs, acquisition and expansion activities, managing under adverse labor conditions, and improvements in customer service and governmental relations. Finally, in evaluating the CEO's performance, the Compensation Committee compared the short-term and long-term total stockholder return performance of companies within its peer group to the Company's own short-term and long-term performance. In 1996, the Company's total stockholder return was below its peer group as shown on the Performance Graph on page
     16. The Compensation Committee did not evaluate these factors using a predetermined formula, but used its subjective discretion to reach its result.

     The Compensation Committee, as it did for executive officer compensation, also reviewed the same professional surveys of industry-related and nonindustry-related companies in determining the CEO's salary level. In 1996, the CEO's salary level was at or above the mean for industry-related companies and at or above the mean for CEOs within nonindustry-related comparable companies in California. For 1997, the CEO's base compensation was raised from $500,000 to $530,000. The CEO's bonus for 1996 was $79,000.

     Stock Option Grants

     The Stock Option Sub-Committee of the Compensation Committee (the "Sub-Committee"), which is composed of independent directors, met four times in 1996 to determine the amount of any stock options to be granted to Company employees, including the executive officers and the CEO. The Sub-Committee uses the award of stock options to meet the Compensation Committee's goal to provide an incentive for continued and future performance of executive officers and other key employees, as part of the total compensation package. In making its decisions in 1996, the Sub-Committee subjectively considered the performance of the Company as a whole and the extent to which the performance of a particular employee impacted that performance. The Sub-Committee did not review surveys of stock option grants for other companies in determining its stock option awards.

  Report submitted by the Management Development and Compensation Committee:

                           Stuart T. Peeler, Chairman
                                 John C. Argue
                                  Arthur Brown
                                Harry M. Conger
                                 Thomas L. Lee
                                Thomas M. Linden

          Compensation Committee Interlocks and Insider Participation

     None of the members of the Compensation Committee are present or former members of management except Mr. Thomas M. Linden, who was Executive Vice President and General Manager - Properties Division of the Company from May 1985 through May 1989.

     Employment Agreements

     The Company has executed the following employment agreements with certain executive officers according to the terms summarized below:

     The Company has executed employment agreements with Messrs. Gerstell, Wilcott, and Stanford that provide for compensation at an annual rate of $530,000, $257,400, and $240,000, respectively, for 1997. In addition to providing benefits in the case of disability, the agreements provide that the compensation and other benefits (including bonus, retirement plan contributions and insurance coverages) shall continue unabated for the period specified in each agreement (four years for Mr. Gerstell and three years for Mr. Wilcott and Mr. Stanford) from the date of notice of termination by the Company. In the event the Company significantly reduces the importance of their responsibilities, reduces their compensation or benefits, relocates the Company's principal executive offices outside Los Angeles or reassigns them to a location other than the principal executive offices, each executive's agreement provides that the executive may terminate the agreement and receive the salary and benefits that would have been provided to him under the agreement (four years for Mr. Gerstell and three years for Mr. Wilcott and Mr. Stanford). In the event of a change of control, the executive may accelerate the exercisability of all options to acquire shares covered by any outstanding stock option agreements he has with the Company.

     The Company has executed agreements with Messrs. Rieser and Gallagher with respect to severance that provide for payment of two years' base salary (determined as of the date of termination) in the event of termination without cause. Mr. Rieser's base salary for 1997 is $310,000 and Mr. Gallagher's base salary for 1997 is $245,000. Messrs. Rieser and Gallagher have also executed agreements with the Company which provide that compensation and other benefits (including bonus, retirement plan contributions and insurance coverages) will continue unabated for three years from the day preceding any change of control of the Company. In addition, the agreements provide that in the event of a change of control, the executives may accelerate the exercisability of all options to acquire shares covered by any outstanding stock option agreements the executives have with the Company.

----------------------------------------------------------------------------------------------------------------------
                                                      SUMMARY COMPENSATION
-----------------------------------------------------------------------------------------------------------------------
                                                                                        Long Term
                                                     Annual Compensation (a)           Compensation
                                                   ------------------------------   -------------------
                                                                                       Number of
                                                                                    Underlying Options   All Other
                                                   Year      Salary       Bonus          Granted        Compensation
   Name and Principal Position                                ($)          ($)           (#)(b)            ($)(c)
--------------------------------------------------------------------------------------------------------------------
A. Frederick Gerstell                               1996    $500,000     $ 79,000         53,400             $91,798
     Chairman of the Board, Chief                   1995    $485,000     $100,000         40,000             $93,030
     Executive Officer and Director                 1994    $460,000     $200,000         60,000             $84,098
--------------------------------------------------------------------------------------------------------------------
R. Bruce Rieser*                                    1996    $267,200     $ 31,000         40,000             $45,926
     President and Chief Operating                  1995    $175,000     $ 32,750         35,000             $   884
     Officer                                        1994       -----        -----          -----               -----
--------------------------------------------------------------------------------------------------------------------
Scott J Wilcott                                     1996    $247,500     $ 75,000         15,000             $45,605
     Executive Vice President,                      1995    $240,000     $ 32,500         15,000             $45,098
     Law and Property                               1994    $232,500     $ 65,000         25,000             $42,714
--------------------------------------------------------------------------------------------------------------------
H. James Gallagher                                  1996    $230,000     $ 24,000         15,000             $39,557
     Executive Vice President -                     1995    $220,000     $ 30,000         15,000             $39,560
     Finance, Chief Financial Officer               1994    $200,000     $ 60,000         25,000             $ 8,768
     and Treasurer
--------------------------------------------------------------------------------------------------------------------
Paul Stanford                                       1996    $230,000     $ 20,000         15,000             $40,553
     Executive Vice President, General              1995    $220,000     $ 30,000         15,000             $40,514
     Counsel and Secretary                          1994    $200,000     $ 60,000         25,000             $35,095
--------------------------------------------------------------------------------------------------------------------
*  Mr. Rieser joined the Company as Senior Vice President, Construction Materials in March 1995, was elected
   Executive Vice President, Construction Materials in December 1995, and was elected President and Chief Operating
   Officer in July 1996.
--------------------------------------------------------------------------------------------------------------------

(a) Amounts shown include cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers.

(b) 1995 options granted in January 1996 are shown in 1995 and not included in 1996.

(c) The amounts shown in this column for the last fiscal year include the following items: (i) Mr. Gerstell: $21,000 - Company accrual to the Thrift and Profit-Sharing Retirement Plan and Money Purchase Pension Plan for Employees of CalMat Co., a defined contribution plan (DCP); $62,270 - paid by the Company to a trust for the Non-qualified Deferred Compensation Plan for Selected Executives of CalMat Co., a non-qualified defined contribution plan (NDCP); and $8,528 - Company-paid term life insurance (TLI); (ii) Mr.
     Rieser: $21,000 - Company accrual to DCP; $23,299 - Company accrual to NDCP; and $1,627 - Company-paid TLI; (iii) Mr. Wilcott: $21,000 - Company accrual to DCP; $20,611 - Company accrual to NDCP; and $3,994 - Company-paid TLI; (iv) Mr. Gallagher: $21,000 - Company accrual to DCP; $17,133 - Company accrual to NDCP; and $1,424 - Company-paid TLI; and (v) Mr.
     Stanford: $21,000 - Company accrual to DCP; $17,201 - Company accrual to NDCP; and $2,352 - Company-paid TLI.

-------------------------------------------------------------------------------------------------------------
                                            OPTION GRANTS FOR 1996
                                     (Excludes 1995 options granted on 1/23/96)
-------------------------------------------------------------------------------------------------------------
                           Number of Securities       % of Total
                                 Underlying        Options Granted    Exercise                   Grant Date
                                   Options           to Employees    Base Price   Expiration    Present Value
       Name                     Granted (#)(a)      in Fiscal Year  ($/Share)(b)     Date          ($)(c)
-------------------------------------------------------------------------------------------------------------
A. Frederick Gerstell               53,400              19.32        $18.375        11-24-06     $189,220
-------------------------------------------------------------------------------------------------------------
R. Bruce Rieser (d)                 15,000/              5.43/       $17.625/       07-17-06/     $52,222/
                                    25,000               9.04        $18.25         11-24-06      $90,049
-------------------------------------------------------------------------------------------------------------
Scott J Wilcott                     15,000               5.43        $18.25         11-24-06      $54,030
-------------------------------------------------------------------------------------------------------------
H. James Gallagher                  15,000               5.43        $18.25         11-24-06      $54,030
-------------------------------------------------------------------------------------------------------------
Paul Stanford                       15,000               5.43        $18.25         11-24-06      $54,030
-------------------------------------------------------------------------------------------------------------

(a) Options granted are exercisable at 12 months after the grant date, with 25% of the shares covered thereby becoming exercisable at that time and an additional 25% of the option shares becoming exercisable on each successive anniversary date, with full vesting occurring on the fourth anniversary date. The option term is ten years; however, unless modified by an employment agreement, no option that is unexercisable at termination of employment will become exercisable.

(b) The exercise price may be paid by cash, by delivery of shares of the Company's Common Stock owned by the Optionee or, with consent of the Compensation Committee, by delivery of a full-recourse promissory note.

(c) The Modified Black-Scholes Option Valuation Model modifies the Black-Scholes formula to include the impact of cash dividend payments and the right to exercise options prior to maturity. The volatility factor and risk-free rate of return at grant date used in the modified model were
     0.1972 and 6.31%, respectively. The Company's dividend yield at the grant date of 2.1477% was used in the modified model. The model assumes that options are exercised approximately one year from vesting, based on analyses of historical exercise patterns for all optionees. In prior years, the model was based on historical exercise patterns for only the named executives.

(d) Mr. Rieser received two grants for 1996: 15,000 option shares were granted at the time of his promotion to Company President in July 1996 and 25,000 were granted on November 25, 1996.

-------------------------------------------------------------------------------------------------------
                               OPTION EXERCISES AND YEAR-END VALUE
-------------------------------------------------------------------------------------------------------
                 Aggregated Option Exercises in Last FiscaL Year and FY-End Option Values
-------------------------------------------------------------------------------------------------------
                                                                Number of Securties       Value of
                                                                     Underlying          Unexercised
                                                                    Unexercised         In-the-Money
                                                                      Options              Options
                                                                   at FY-End(#)        at FY-End($)(b)
                             Number of        Value Realized    -------------------    ----------------
                          Shares Acquired       at Date of         Exercisable/         Exercisable/
      Name                on Exercise(#)      Exercise($)(a)       Unexercisable        Unexercisable
-------------------------------------------------------------------------------------------------------
A. Frederick Gerstell          -----              -----           307,500/135,900      $46,875/95,650
-------------------------------------------------------------------------------------------------------
R. Bruce Rieser                -----              -----              5,000/70,000         $625/53,750
-------------------------------------------------------------------------------------------------------
Scott J Wilcott               10,000            $35,000            122,786/48,214      $17,858/37,143
-------------------------------------------------------------------------------------------------------
H. James Gallagher             -----              -----             44,000/53,000      $27,000/37,000
-------------------------------------------------------------------------------------------------------
Paul Stanford                  -----              -----             58,536/48,214      $17,858/37,143
-------------------------------------------------------------------------------------------------------

(a) Market value of the underlying securities at exercise date minus the exercise price of the options.

(b) Market value of the underlying securities at year-end minus the exercise price of in-the-money options.

     Pension Plans

     Under the Supplemental Executive Retirement Plan ("SERP") in effect for 1996, Messrs. Gerstell, Rieser, Wilcott, Gallagher, and Stanford would receive, upon retirement, a supplemental benefit added to amounts received from Social Security, the DCP and the NDCP.

     The formula for the net SERP benefit is equal to the "SERP Target Percent" (65% for Mr. Gerstell and 60% for all other named executives) multiplied by "Final Average Earnings" at retirement reduced by the level annual benefits provided by the employer contributions to the Qualified and Non-qualified defined contribution plans and one-half of the actuarial equivalent of the estimated Social Security benefit. "Final Average Earnings" is defined as the highest compensation for three out of the last five calendar years of employment. Compensation includes total cash compensation paid to the executive.

     The estimated annual net SERP benefit for the five named officers are: Mr. Gerstell - $483,226; Mr. Rieser - $374,515; Mr. Wilcott - $48,869; Mr. Gallagher
- $299,412; and Mr. Stanford - $245, 445. The Estimated Annual Net SERP Benefit is based on the following assumptions: interest on defined contribution balances and conversion of account balances to annuities - 7%; salary increases - 6.5%; mortality - 85% of 1983 group annuity mortality; Social Security wage base increases - 3%; retirement - at age 62; and future employer contributions to defined contribution plans - 15% of base compensation.

     Performance Graph

     The following graph compares the cumulative total stockholder return on the Company's common stock with the cumulative total return of the Standard & Poor's 500 Stock Index (the "S & P 500") and a composite industry index (the "Industry Index") consisting of eight public companies in the building materials industry.* The graph assumes that $100 was invested on December 31, 1991 in each of CalMat stock, the S & P 500 and the Industry Index, and that all dividends were reinvested.

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
             AMONG CALMAT, AVERAGE OF COMPOSITE AND S&P 500 INDEX

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period                          AVERAGE OF    S&P
(Fiscal Year Covered)        CALMAT         COMPOSITE     500 INDEX
---------------------        ----------     ---------     ----------
Measurement Pt-  12/31/91    $100.00        $100.00       $100.00
FYE   12/31/92               $ 99.99        $119.00       $107.57
FYE   12/31/93               $ 96.05        $156.90       $118.22
FYE   12/31/94               $ 80.20        $132.90       $119.61
FYE   12/31/95               $ 86.25        $160.40       $164.04
FYE   12/31/96               $ 90.39        $178.60       $201.15

* Composite includes Florida Rock Industries, Granite Construction, Inc., Lafarge Corp., Martin Marietta Materials, Southdown, Inc., Texas Industries, Inc., Vulcan Materials Co., and CalMat Co. Information for Martin Marietta Materials begins in 1993 when such information first became publicly available. CalMat is the only company in the composite industry index whose primary market area is Southern California, an area that has experienced a severe recession affecting the construction industry throughout the period depicted in the Performance Graph.

* Ratification of Appointment of Auditors

     The Board of Directors recommends a vote FOR ratification of its appointment of auditors.

     The Board of Directors has appointed the firm of Coopers & Lybrand L.L.P., independent accountants, to be CalMat Co.'s auditors for the year 1997 and recommends to stockholders they vote for ratification of that appointment.

     Coopers & Lybrand L.L.P. served in this capacity for the year 1996. Its representative will be present at the Annual Meeting and will have an opportunity to make a statement and be available to respond to appropriate questions.

     The appointment of auditors is approved annually by the Board. The decision of the Board is based on the recommendation of the Audit Committee, which reviews and approves in advance the audit scope, the types of nonaudit services, and the estimated fees for the coming year. The Committee also reviews and approves proposed nonaudit services to ensure that they will not impair the independence of the accountants.

     Before making its recommendation to the Board for appointment of Coopers & Lybrand L.L.P., the Audit Committee carefully considered that firm's qualifications as auditors for the Company. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Committee has expressed its satisfaction with Coopers & Lybrand L.L.P. in all of these respects.

* 1997 Stockholder Proposals

The following proposals were submitted for inclusion in this Proxy Statement:


     * Stockholder's Proposal on Sale or Merger of Company

     Management has been advised that Dr. Charles Miller, 23 Park Circle, Great Neck, New York 11024, beneficial owner of 450 shares of the Company's Common Stock, intends to present the following proposal at the Annual Meeting. To be adopted, this resolution, which is opposed by the Board of Directors, would require the affirmative vote of a majority of the votes present in person or by proxy at the Annual Meeting.

     The Board of Directors recommends a vote AGAINST the following proposal for the reasons stated after the proposal.

     "Resolved: that the shareholders of the Company recommend and deem it desirable and in their best interest that the board of directors immediately engage the services of a nationally recognized investment banker to explore all alternatives to enhance the value of the Company. These alternatives should include, but not be limited to, the possible sale, merger or other transaction involving the Company."

                       Supporting Statement of Proponent

     "In support of the above resolution, the proponent believes that in view of the unacceptable performance of the Company over the past five years, the deplorable stock price, and in my opinion, ineffective management, the board of directors should take immediate action to engage the services of an investment banker to explore all alternatives to enhance the value of the Company.

     "I am a co-founder of the Investors Rights Association of America and it is my opinion that the value of the Company can be enhanced if the above resolution is carried out and the shareholders would at long last be able to salvage meaningful monetary rewards for their patience and long suffering.

     "Nell Minow, a highly acclaimed corporate governance specialist, and principal of the LENS Fund, which specializes in increasing the value of under-performing companies, has stated:

          'Companies can only justify asking investors to take the risk of investing in equities by delivering a competitive rate of return on the invested capital. When a company's management and board cannot meet that goal, they owe it to their investors to submit themselves to an independent evaluation by an outside firm, to insure that all options are objectively evaluated.

          If a company's performance lags over a sustained period, it is time for the shareholders to send a message of no confidence to the board, reminding them that they have to hold management - and themselves - to a higher standard.'

     "I URGE YOUR SUPPORT.  VOTE FOR THIS RESOLUTION."



               Recommendation of Directors Against the Proposal

     The Board of Directors believes that stockholder value will not be enhanced by adoption of this proposal and recommends a vote AGAINST the proposal for the reasons set forth below.

     (1) The Board's regular review of alternative strategies for the Company effectively responds to the stockholder's concern.

          The Board is committed to maximizing value for stockholders. In order to meet this commitment, it is the proper role of the Board to determine the development and execution of the Company's short-term and long-term business strategies, using its in-depth knowledge of the Company and its businesses. The Board determines these strategies by regularly reviewing alternative opportunities presented by the Company's Strategic Planning Group to maximize the value of the Company for stockholders. Management, in the normal course of business, has worked closely with investment bankers and others to consider acquisition or merger opportunities that would enhance stockholder value. The Board pursues the courses of action that are most likely to, in the Board's judgment, achieve this objective.

          In this regard, the Board has approved the implementation of the Company's Strategic Plan and has required the Company to take specific actions in the areas of costs and efficiencies, marketing development, diversification, and management and employee development.

          For example, in 1995, the Board approved, and in 1996, the Company implemented, the EVA(R) incentive compensation program that directly ties annual incentive compensation for key employees with changes in stockholder value. The Board of Directors approved EVA(R) specifically to enhance stockholder value. EVA(R), an internal measurement of operating and financial performance, was developed by Stern, Stewart and Company, a nationally-recognized financial advisory firm, to closely correlate performance with stockholder value. Under EVA(R), managers are rewarded relative to the economic value their business units produce for the Company. Similarly, the Board has overseen the implementation of a stock ownership program for managers in order to further align managers' goals wih those of stockholders.

     (2) The Company's continued profitability throughout California's severe recession demonstrates the Board's success in determining the appropriate course of action, and indicates that it is not the appropriate time to consider a transaction such as a sale or merger.

          The Board believes that the Company's continued profitable performance, in spite of the severe recession in the Company's major California market (particularly Southern California), demonstrates the Board's success in determining the appropriate course of action for the Company. The Board believes that the California construction economy is improving and that the Company's results are likely to improve with this cycle. Therefore, the Board believes that this is not the appropriate time to consider a transaction such as a sale or merger. The Board believes that stockholder value will be maximized by remaining independent at this time and continuing to implement the Company's Strategic Plan.

     (3) The Board believes that appointing a financial advisor to consider the sale, merger or other change of control of the Company, may have a negative effect on stockholders' interests.

          The Board of Directors believes that any attempt to effect a change of control of the Company at this time could have a negative effect on stockholders' interests. The proposal recommends that the Board hire an independent financial advisor. The Board believes that the effect of an announcement that the proposal has been adopted and that the Company has been put "in play," whether or not the advice is actually followed, could severely damage the Company's long-term relationships with its principal customers and could have an adverse impact on the Company's ability to effectively compete in the short- and long-term, resulting in a possible decline in revenues and, a corresponding decline in stockholder value. In addition, such an announcement could have a negative impact on the morale of employees and could impact the ability of the Company to keep and attract qualified employees.

     Accordingly, the Board of Directors unanimously recommends a vote AGAINST the proposal. Proxies held by the Board will be so voted unless the stockholder marks the Proxy Card otherwise.



     * Stockholder's Proposal on Stock Compensation

     Management has been advised that Mr. William Steiner, 4 Radcliff Drive, Great Neck, New York 11024, beneficial owner of 700 shares of the Company's Common Stock intends to present the following proposal at the Annual Meeting. To be adopted, this resolution, which is opposed by the Board of Directors, would require the affirmative vote of a majority of the votes present in person or by proxy at the Annual Meeting.

     The Board of Directors recommends a vote AGAINST the following proposal for the reasons stated after the proposal.

     "RESOLVED, that the shareholders recommend that the Board of Directors take the necessary steps to ensure that from here forward all non-employee directors should receive a minimum of fifty percent (50%) of their total compensation in the form of Company stock which cannot be sold for three years."

                       Supporting Statement of Proponent

     "A significant equity ownership by non-employee directors is probably the best motivator for enhancing shareholder value and facilitating identification with shareholders.

     "Traditionally, non-employee directors were routinely compensated with a fixed fee, regardless of corporate performance. In today's competitive global economy, outside directors must exercise critical oversight of management's performance in fostering corporate profitability and shareholder value. All too often, outside directors' oversight has been too lax, and their actions were too late to effect any meaningful change.

     "The history of public corporations in America has too many examples of directors passively allowing strategic management errors to occur. This results in eroding corporate and shareholder value.

     "When compensation takes the form of company stock, there is a greater likelihood that outside directors will exercise greater diligence in protecting their own, as well as corporate, and shareholder interests.

     "What is being recommended in this proposal is neither novel nor untried. A number of corporations have already established versions of such practices, namely, Alexander & Alexander, Baxter International, Hartford Steam Boiler, James River, McGraw Hill, NYNEX, RJR Nabisco, Sunbeam Corporation, The Travelers, Westinghouse, Woolworth and Zurn Industries.

     "In June, 1995, the National Association of Corporate Directors' (NACD) Blue Ribbon Commission on Director Compensation issued a report urging that public company directors be paid their annual fees primarily in company stock to more closely align their interests with those of shareholders. Several widely-reported empirical studies have confirmed the potential efficacy of this approach. Albert J. Dunlap, a Commission member and Chairman and Chief Executive Officer of Sunbeam Corporation has stated:

          'What kind of contribution will the directors ever make if they don't have a vested interest in the company's financial success. They've got to show that they believe in the company, that they're willing to stand behind their choices. . . .  Any director who isn't willing to be paid [one hundred] percent in stock doesn't believe in the company.'

     "It can be argued that awarding stock options to outside directors accomplishes the same purpose of insuring director's allegiance to a company's profitability as paying them in stock. However, it is my contention that stock options entail no downside risk, i.e., while stock options offer rewards should the stock increase, if the stock price decreases, no penalties ensue. There are few strategies that are more likely to align the interests of outside directors with those of shareholders than one which results in their sharing of the same bottom line.

     "I URGE YOUR SUPPORT.  VOTE FOR THIS RESOLUTION!"

               Recommendation of Directors Against the Proposal


     The Board of Directors of the Company recommends a vote AGAINST this proposal.

     While the Board agrees that it is desirable for directors to own shares of the Company's stock, it does not believe that it is in the interests of the Company to require that a portion of director compensation be paid in shares. A director of the Company owes, by law, a fiduciary obligation to the stockholders of the Company. He or she is obligated to exercise the utmost duty of care and loyalty to stockholders and to conduct the business and affairs of the Company in such a way as to maximize the benefits of stock ownership.

     The proposal removes the flexibility to determine the optimum form of compensation in order to attract and retain the best directors possible. This can vary from time to time based on general trends in director compensation.
The proposed mandate that a minimum of 50% of all director compensation be in shares of the Company's stock may result in well-qualified individuals declining to serve as directors of the Company because they consider cash and other forms of compensation offered by other corporations more desirable.

     Although the Company does not require directors to hold shares of the Company's stock, each member of the Board is a stockholder, except for the new directors elected in 1997, and some holdings are very significant. In addition to individual stockholdings and cash compensation, Board members receive options to purchase 3,000 shares of Company stock (priced at market value at the time of the grant) upon election to the Board and yearly thereafter. Also, in November 1996, the Board adopted the Directors' Stock Ownership Program ("Directors' Program"). The Directors' Program has as its goal a steady annual progression of ownership of the Company's Common Stock by non-employee directors. The Directors' Program establishes a target of stock ownership for each Director equal to three hundred percent (300%) of the Director's total compensation. The Directors' Program, while voluntary, will provide regular reports to the Board of each Director's progress toward the goal.

     The Board believes that the combination of individual stockholdings, stock options and the new Directors' Stock Ownership Program effectively aligns the interests of the directors with those of stockholders.

     Accordingly, the Board of Directors unanimously recommends a vote AGAINST this proposal. Proxies held by the Board will be so voted unless the stockholder marks the Proxy Card otherwise.

Stockholder Proposals for 1998 Proxy

     Stockholder proposals may be submitted for inclusion in the Company's 1998 proxy material after the Annual Meeting, but no later than 5:00 P.M. PST on December 9, 1997. Proposals must be in writing and sent via registered, certified or express mail to: Office of the Secretary of CalMat Co., 3200 San Fernando Road, Los Angeles, California 90065. Facsimiles or other forms of electronic submission will not be accepted.

* Other Business

     The Company is not aware of any matters that may come before the Meeting other than those referred to in the Notice of Annual Meeting of Stockholders. If any other matters shall properly come before the Meeting, the persons named in the accompanying form of Proxy intend to vote thereon in accordance with their best judgment.

Proxies and Voting at the Meeting

     The thirteen nominees for director who receive a plurality of the votes cast at the Annual Meeting in person or by proxy shall be elected. All other proposals require a majority of the votes.

     Each stockholder of record at the close of business on April 8, 1997, is entitled to one vote for each share of Common Stock held. With respect to the election of directors, stockholders have the right to cumulate votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which that stockholder's shares are entitled, or to distribute such votes among as many candidates as the stockholder determines. Stockholders who wish to cumulate their votes must so indicate on the form of proxy.

     A majority of the stock issued and outstanding, represented in person or by proxy, constitutes a quorum for the transaction of business at the Meeting. On March 21, 1997, there were outstanding 23,244,812 shares of the Company's Common Stock, $1 par value, all of which are one class.

     Under the Company's By-laws and Delaware law, shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. To be elected, nominees must receive a plurality of the votes cast by holders of Common Stock who are present and entitled to vote, in person or by proxy, at the Annual Meeting. Accordingly, abstentions or broker non-votes will not affect the election of the candidates receiving the plurality of votes. All other proposals to come before the Annual Meeting require the approval of a majority of the votes cast by holders of Common Stock who are present with the power to vote. Abstentions as to a particular proposal will have the same effect as votes against such proposal. Broker non-votes, however, will have the effect of nonvoted shares for purposes of determining approval of such proposal and will not be counted as votes for or against such proposal.

     Shares cannot be voted unless the stockholder attends the meeting, returns a signed Proxy Card, or designates a representative who attends the Meeting and votes the shares on behalf of the owner. Any stockholder giving a proxy may revoke it at any time before it is voted.

     Stockholders are encouraged to specify their choices by marking the appropriate boxes on the enclosed Proxy Card. Shares will be voted in accordance with such instructions. However, it is not necessary to mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations; simply sign, date, and return the Proxy Card in the enclosed envelope.

     Solicitation of proxies is being made by the Company by mail, in person, and by telecommunications. The cost thereof will be borne by the Company. In addition, management has retained Georgeson & Company, Inc., to assist in soliciting proxies for a fee of approximately $7,000 plus reasonable out-of-pocket expenses. Brokerage houses, custodians, nominees, and others who hold stock in their names will be reimbursed for expenses incurred by them in sending proxy materials to beneficial owners.


                               Paul Stanford
                               Secretary
                               Los Angeles, California
                               April 9, 1997

                        [CALMAT CO. LOGO APPEARS HERE]

                                  CalMat Co.
                            3200 San Fernando Road
                         Los Angeles, California 90065
                                (213) 258-2777

--------------------------------------------------------------------------------
                                  CALMAT CO.

P
                     PROXY SOLICITED BY BOARD OF DIRECTORS
R             FOR ANNUAL MEETING OF STOCKHOLDERS ON MAY 27, 1997

O I hereby appoint A. Frederick Gerstell and R. Bruce Rieser, and each of them, with full power of substitution and revocation to each, as my proxies
X to vote all shares of common stock of CalMat Co. held or owned by me at the Annual Meeting of Stockholders to be held at the Omni Los Angeles Hotel &
Y Centre, 930 Wilshire Boulevard, Los Angeles, California, at 10:00 a.m., on Tuesday, May 27, 1997, and at any and all adjournments thereof, upon the matters listed on the reverse side of this card. I (we) hereby (1) revoke any proxy given prior to this one, (2) acknowledge receipt of the Notice of the Annual Meeting of Stockholders and the Proxy Statement, both dated April 9, 1997, and (3) authorize and confirm any action taken by the designated proxies, or their substitutes, or any one of them, by virtue of this authorization.

Election of Directors. Nominees:

John C. Argue, Arthur Brown, Denis R. Brown, Harry M. Conger, Rayburn S. Dezember, A. Frederick Gerstell, Richard A. Grant, Jr., William T. Huston, Edward A. Landry, Thomas L. Lee, Thomas M. Linden, Georgia R. Nelson and Stuart
T. Peeler.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE OF THIS PROXY CARD. YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXY CANNOT BE VOTED UNLESS YOU SIGN AND RETURN THIS CARD.

(CONTINUE AND TO BE SIGNED ON OTHER SIDE)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

[X]  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.

CALMAT'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2 AND AGAINST BOTH STOCKHOLDER PROPOSALS LISTED UNDER ITEM 3.

                                              FOR ALL NOMINEES LISTED
1 Election of Thirteen (13) Directors            (EXCEPT AS MARKED
  (see reverse).                               TO THE CONTRARY BELOW)

                                                        [_]


To withhold authority to vote for any            WITHHELD AUTHORITY
individual nominee, write that                    TO VOTE FOR ALL
nominee's name:                                   NOMINEES LISTED

-----------------------------------------               [_]

                                                To cumulate votes, please
                                                indicate distribution:

                                                   --------------------------


                                          FOR       AGAINST    ABSTAIN
2. Ratification of Appointment
   of Auditors                            [_]         [_]       [_]

3. 1997 Stockholder Proposals;

   Stockholder's Proposal on Sale or
   Merger of Company                      [_]         [_]       [_]



   Stockholder's Proposal on Stock
   Compensation                           [_]         [_]       [_]


4. To transact such other business as may properly come before the Meeting or any adjournment thereof. If other matters shall properly come before the meeting, the proxies named shall vote in accordance with their best judgment.


SIGNATURE(S)                                         DATE
            ----------------------------------------      -------------------
NOTE: PLEASE DATE THIS PROXY AND SIGN EXACTLY AS YOUR NAME(S) APPEAR(S). IF THE
      STOCK IS HELD JOINTLY, EACH OWNER MUST SIGN. PERSONAL REPRESENTATIVES, TRUSTEES, GUARDIANS, AND OTHERS SIGNING IN A REPRESENTATIVE CAPACITY SHOULD GIVE FULL TITLE. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW THIS PROXY AND VOTE IN PERSON.
--------------------------------------------------------------------------------